Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Susan Berg
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-6594

For Immediate Release:

BioMarin Announces the Planned Retirement of Dr. Emil Kakkis, Chief Medical Officer

Novato, Calif., November 21, 2008 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced that Dr. Emil Kakkis, its Chief Medical Officer will retire from the company on February 27, 2009. Dr. Kakkis has decided to leave his position with the company to allow him to be able to devote more of his time to personal endeavors related to rare diseases. Dr. Kakkis will continue to be a consultant for the company for the foreseeable future.

“I am extremely grateful to have been part of this organization over the last ten years and to have been part of developing three novel treatments for rare genetic diseases. I would like to thank all of the patients, doctors and, particularly, the BioMarin employees that have helped me in those efforts. I am looking forward to the opportunity to devote additional time to developing an institute for rare diseases and legislation to support ultra-orphan drug development,” said Dr. Kakkis.

“Emil has been an invaluable part of the leadership team here at BioMarin and we are sorry to see him leave. He has been instrumental in the development of all of BioMarin’s products, dating back to the very early work that he did on Aldurazyme while he was on the faculty of UCLA and before he was an employee of BioMarin. We are very fortunate to have had his service and fortunate that he has agreed to continue helping the company on a consulting basis. Emil has done an excellent job building up the R&D organization, particularly in the past three years, and we have outstanding personnel in place to continue our innovation track and move forward with our current development plan,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin.

Dr. Kakkis joined BioMarin in September 1998. Prior to joining BioMarin, he was an assistant professor at the Harbor-UCLA Medical Center, Division of Genetics, Department of Pediatrics. Together with his colleague Elizabeth F. Neufeld, Ph.D., of the University of California at Los Angeles (UCLA), Dr. Kakkis discovered how to produce a recombinant form of alpha-L-iduronidase (later to become known as Aldurazyme® [laronidase]), the enzyme which people with mucopolysaccharidosis I (MPS I) are lacking. While at BioMarin, Dr. Kakkis was instrumental in guiding Aldurazyme, Naglazyme and Kuvan through development and regulatory approval. He also drove initial phases of development of PEG-PAL for PKU, BH4 for sickle cell disease, BH4 prodrug, and intrathecal enzyme therapy. He started with the company as a vice president in charge of the development of products for genetic diseases and since that time has come to lead the company’s pre-clinical, clinical, regulatory and research organizations.

The company is initiating a search for a new Chief Medical Officer. It hopes to have a new Chief Medical Officer by the end of the first quarter of 2009.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises three approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; and Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany. Other product candidates include 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of peripheral arterial disease and sickle cell disease, and PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase 1 clinical development for the treatment of PKU. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations related to the retirement of Dr. Kakkis, the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: results and timing of current and planned preclinical studies and clinical trials; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2007 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme® and Kuvan® are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.